UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 13 )*
                                            ----

                   Pediatric Services of America, Inc. (PSAI)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    705323103
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA 98607
                                  360-604-8600
 ------------------------------------------------------------------------------
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)


                                  April 5, 2004
                         -------------------------------
                          (Date of Event which Requires
                            Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                          1 of 9

                                 SCHEDULE 13D/A
                                 --------------

CUSIP No. 705323103                                                  Page 2 of 9

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              525,765 (7.6%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              525,765
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 783,430 shares (11.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                 SCHEDULE 13D/A
                                 --------------

CUSIP No. 705323103                                                  Page 3 of 9

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Retirement Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              168,824 (2.5%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              168,824
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 783,430 shares (11.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                 SCHEDULE 13D/A
                                 --------------

CUSIP No. 705323103                                                  Page 4 of 9

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Children's Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              43,507 (0.6%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              43,507
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 783,430 shares (11.4%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                 SCHEDULE 13D/A
                                 --------------

CUSIP No. 705323103                                                  Page 5 of 9

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Offshore Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY
      --------------------------------------------------------------------------

 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]
      --------------------------------------------------------------------------

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              45,334 (0.7%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              45,334
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 783,430 shares (11.4%)

      --------------------------------------------------------------------------
12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.4%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                                                     Page 6 of 9
Item 1.  Security and Issuer

         Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929.

Item 2.  Identity and Background

         The D3 Family Fund, L.P., a Washington State partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction



Item 5.  Interest in Securities of the Issuer

         (a, b) D3 Family Fund owns, and has sole voting and dispositive power over, 525,765 common shares of PSAI.

         (c) Transactions in the last 60 days:

           Date      # shares      Price Sold
         --------    --------     ------------
         04/05/04     102,435         15.66
         04/06/04      16,200         15.29
         04/08/04       2,600         15.00

         (d)    N/A

         (e)    N/A


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

               N/A

Item 7.  Material to be Filed as Exhibits

               N/A


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   May 5, 2004                          /s/ DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              Of The D3 Family Fund, L.P.

                                                                     Page 7 of 9
Item 1.  Security and Issuer

         Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929.

Item 2.  Identity and Background

         The D3 Family Retirement Fund, L.P., a Washington State partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction



Item 5.  Interest in Securities of the Issuer

         (a, b) D3 Family Retirement Fund owns, and has sole voting and dispositive power over, 168,824 common shares of PSAI.

         (c) Transactions in the last 60 days:

           Date      # shares      Price Sold
         --------    --------     ------------
         03/24/04      15,000         14.00
         03/25/04      20,300         14.01
         03/26/04      28,200         14.07
         04/05/04      33,676         15.66
         04/06/04       5,330         15.29
         04/07/04         900         15.00

         (d)    N/A

         (e)    N/A


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

               N/A

Item 7.  Material to be Filed as Exhibits

               N/A


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   May 5, 2004                          /s/ DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              Of The D3 Family Retirement Fund,
                                              L.P.

Item 1.  Security and Issuer

         Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929.

Item 2.  Identity and Background

         The D3 Children's Fund, L.P., a Washington State partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction



Item 5.  Interest in Securities of the Issuer

         (a, b) D3 Children's Fund, L.P. owns, and Mr. Nierenberg has sole voting and dispositive power over, its 43,507 shares of PSAI.

         (c) Transactions in the last 60 days:

           Date      # shares      Price Sold
         --------    --------     ------------
         04/05/04       7,593         15.66
         04/06/04       1,200         15.29
         04/08/04         200         15.00

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

   May 5, 2004                          /s/ DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              Of The D3 Children's Fund, L.P.

                                                                     Page 9 of 9
Item 1.  Security and Issuer

         Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929.

Item 2.  Identity and Background

         The D3 Offshore Fund, L.P., a Washington State partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings.

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction



Item 5.  Interest in Securities of the Issuer

         (a, b) D3 Offshore Fund owns, and has sole voting and dispositive power over, 45,334 common shares of PSAI.

         (c) Transactions in the last 60 days:

           Date      # shares      Price Sold
         --------    --------     ------------
         04/05/04       7,396         15.66
         04/06/04       1,170         15.29
         04/07/04       3,500         15.12
         04/08/04         200         15.00

         (d)    N/A

         (e)    N/A


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

               N/A

Item 7.  Material to be Filed as Exhibits

               N/A


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   May 5, 2004                          /s/ DAVID NIERENBERG
-------------------                         ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              Of The D3 Offshore Fund, L.P.